Exhibit 99.1

For Immediate Release

Contact: Scott Howat

Director of Global

Communications

Affinia Group Inc.

(734) 827-5421

AFFINIA REPORTS FINANCIAL RESULTS FOR THE

FIRST QUARTER OF 2013

Company will Hold Conference Call and Webcast on May 10, 2013

ANN ARBOR, MICHIGAN, May 9, 2013 – Affinia Group Inc., an innovative global leader in the design, manufacture, distribution and marketing of industrial grade products and services, today reported its financial results for the first quarter ended March 31, 2013.

First Quarter

Consolidated net sales were $373 million in the first quarter of 2013 compared to $364 million in the first quarter of 2012. The $9 million period-over-period increase in sales was primarily the result of increased sales within the Company’s Filtration business.

Gross profit for the first quarter of 2013 increased by $5 million to $82 million, or 22% of sales, compared with $77 million, or 21% of sales, in the first quarter of 2012. $5 million of the increase was attributable to the increase in revenue along with a decrease of $2 million in material and manufacturing costs. These increases were partially offset by unfavorable currency translation of $2 million.

Selling, general and administrative expenses were $48 million in the first quarter of 2013, an increase of $2 million compared with the same period in 2012. A favorable legal settlement of $4 million in 2012 led to the lower expenses in the prior year, increased benefit related costs partially offset the year-over-year decline.

Affinia’s net income from continuing operations in the first quarter of 2013 decreased by $1 million from the same period in 2012. Income tax provision for the period was $8 million, a $3 million increase over the same period in 2012. Interest expense decreased from $16 million in the first quarter of 2012 to $15 million in the first quarter of 2013, primarily due to lower levels of borrowing.

(Dollars in millions)	Consolidated Three Months Ended March 31, 2012	Consolidated Three Months Ended March 31, 2013	Dollar Change	Percent Change
Net Sales	$364	$373	$9	2%
Cost of sales	(287)	(291)	(4)	1%

Gross profit	77	82	5	6%
Gross margin	21%	22%
Selling, general and administrative expenses(1)	(46)	(48)	(2)	4%
Selling, general and administrative expenses as a percent of sales	13%	13%

Operating profit (loss)
On and Off-highway segment	35	40	5	14%
Corporate, eliminations and other	(4)	(6)	(2)	-50%

Operating profit	31	34	3	10%
Operating margin	9%	9%
Other loss, net	—	(1)	(1)	NM
Interest expense	(16)	(15)	1	-6%

Income from continuing operations, before income tax provision, equity in income, net of tax and noncontrolling interest	15	18	3	20%
Income tax provision	(5)	(8)	(3)	40%
Equity in income, net of tax	1	—	(1)	-100%

Net income from continuing operations	11	10	(1)	-9%
Loss from discontinued operations, net of tax(2)	(5)	(4)	1	20%

Net income	6	6	—	17%
Less: net income attributable to noncontrolling interest, net of tax	—	—	—	NM

Net income attributable to the Company	$6	$6	$—	NM

(1)	We recorded $1 million of restructuring costs in selling, general and administrative expenses in the first quarter of 2012.
(2)	We recorded in loss from discontinued operations, net of tax, $4 million of restructuring costs for the first quarter of 2012.
NM	(Not Meaningful)

Cash provided from operations was $13 million in the first quarter of 2013, compared to a source of cash of $57 million in the same period in 2012. The $44 million decrease in period-over-period operating cash flow was largely attributable to a higher increase in accounts receivable in the first quarter of 2013, compared with the movement in accounts receivable in the first quarter of 2012. The Company began factoring certain receivables in the first quarter of 2012 which resulted in a smaller increase to accounts receivable in that period than would have otherwise occurred, consequently improving operating cash flow.

Total debt outstanding as of March 31, 2013 was $569 million, compared to $648 million for continuing operations at March 31, 2012 and, unchanged from year end December 31, 2012. As of March 31, 2013, the Company had $60 million of cash and cash equivalents, an increase of $9 million over year end December 31, 2012.

On April 25, 2013 the Company completed an offering of $250 million aggregate principal amount of its 7.75% Senior Notes due May 2021. Concurrent with the offering the Company also entered into a new Term Loan Facility. The Term Loan Facility provides for a 3 year, $200 million Term Loan B-1, and a 7 year, $470 million Term Loan B-2. The Company also replaced its existing ABL Revolver with a new ABL Revolver. The New ABL Revolver matures on April 25, 2018. The New ABL Revolver provides for a revolving credit line of up to $175 million of borrowings solely to the U.S. domestic borrowers. The Company used the proceeds from the offering of the Notes, along with borrowings under the Term Loans and cash on hand, to (i) fund a redemption which will occur on May 24, 2013 of its 9% senior subordinated notes due 2014 and its 10.75% senior secured notes due 2016, (ii) distribute proceeds to Affinia Group Holdings Inc. which it used to (A) redeem the preferred shares of Affinia Group Holdings Inc., (B) partially repay the seller note issued by Affinia Group Holdings Inc. to Dana Corporation in connection with the acquisition of substantially all of the aftermarket business operations of Dana in 2004, (C) make a distribution to its stockholders and (iii) pay fees and expenses.

No financial maintenance covenants exist under the Company’s new capital structure and the Company remained in compliance with all debt covenants under its old capital structure at March 31, 2013.

Conference Call

Affinia Group will hold a conference call and webcast to discuss its results on Friday, May 10, 2013 at 11:00 a.m. Eastern Time.

To participate in the webcast, visit Affinia’s web site, www.affiniagroup.com, and click on the webcast link. To participate in the conference call, dial (866) 515-2914 within the United States and Canada or (617) 399-5128 for international callers and enter participant code 89674020. A replay of the call will be available shortly after the live conference ends.

Affinia Group Inc. is an innovative global leader in the design, manufacture, distribution and marketing of industrial grade products and services, including extensive offerings of aftermarket parts for automotive and heavy-duty vehicles. With approximately $1.5 billion in annual revenue, Affinia has operations in North and South America, Europe, and Asia. For more information, visit www.affiniagroup.com.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These forward-looking statements may include comments concerning our plans, objectives, goals, strategies, future events, future revenue or performance, capital expenditures, financing needs, plans or intentions relating to acquisitions, business trends and other information that is not historical. When used in this release, the words “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “intends,” “plans,” “projects,” or future or conditional verbs, such as “could,” “may,” “should,” or “will,” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements, including, without limitation, management’s examination of historical operating trends and data are based upon our current expectations and various assumptions. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them. However, there is no assurance that these expectations, beliefs and projections will be achieved. For a more detailed discussion of these risks and uncertainties, see Part I, “Item 1A. Risk Factors” in our Annual Report on form 10-K for the year ended December 31, 2012. With respect to all forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in this release. Such risks, uncertainties and other important factors include, among others, domestic and global economic conditions and the resulting impact on the availability and cost of credit; financial viability of key customers and key suppliers; our dependence on our largest customers; increased crude oil and gasoline prices and resulting reductions in global demand for the use of automobiles; the shift in demand from premium to economy products; pricing and pressures from imports; increasing costs for manufactured components, raw materials and energy; the expansion of return policies or the extension of payment terms; risks associated with our non-U.S. operations; risks related to our receivables factoring arrangements; product liability and warranty and recall claims brought against us; reduced inventory levels by our distributors resulting from consolidation and increased efficiency; environmental and automotive safety regulations; the availability of raw materials, manufactured components or equipment from our suppliers; challenges to our intellectual property portfolio; our ability to develop improved products; the introduction of improved products and services that extend replacement cycles otherwise reduce demand for our products; our ability to achieve cost savings from our restructuring plans; our ability to successfully effect dispositions of existing lines of business; our ability to successfully combine our operations with any businesses we have acquired or may acquire; risk of impairment charges to our long-lived assets; risk of impairment to intangibles and goodwill; the risk of business disruptions related to a variety of events or conditions including natural and man-made disasters; risks associated with foreign exchange rate fluctuations; risks associated with our expansion into new markets; the impact on our tax rate resulting from the mix of our profits and losses in various jurisdictions; reductions in the value of our deferred tax assets; difficulties in developing, maintaining or upgrading information technology systems; risks associated with doing business in corrupting environments; our substantial leverage and limitations on flexibility in operating our business contained in our debt agreements. Additionally, there may be other factors that could cause our actual results to differ materially from the forward-looking statements. Our forward–looking statements apply only as of the date of this release or as of the date they were made. We undertake no obligation to update or revise forward-looking statements to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events.

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